Go to Form 8-K

Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                                      04/24/07
dkendric@statebankofli.com                                                 (516) 495-5050

State Bancorp, Inc. Announces Thomas M. O’Brien Appointed as CEO

Jericho, N.Y., April 24, 2007 - At today’s Annual Stockholders Meeting, Thomas. F. Goldrick, Chairman and Chief Executive Officer (“CEO”) of State Bank of Long Island (the “Bank”), announced that he was resigning as CEO of the Bank and its parent company, State Bancorp, Inc. (the “Company”), effective immediately. This accelerates the Company’s timeline for management succession previously announced in November 2006.

At their regularly scheduled meetings today, the Board of Directors of the Company and the Bank appointed Thomas M. O’Brien as the new CEO effective immediately. Mr. O’Brien was appointed as President and Chief Operating Officer of the Company and the Bank in November 2006. Mr. O’Brien has over thirty years of banking experience and most recently was President and CEO of Atlantic Bank until its sale to New York Community Bancorp in 2006.

Commenting on the changes, Mr. Goldrick, said, “When I announced in November of last year that I planned to step down as CEO at the end of 2007, it was with the knowledge and confidence that Tom O’Brien, a highly qualified and extremely competent senior executive, had been designated to succeed me. The wisdom of the Board in choosing Tom has become very apparent, and will make it possible for me to participate in a Company-wide early retirement program which is to become effective on June 30th of this year. I have absolutely no doubt that my handing the reins of leadership to Tom at this time will serve the best interest of our customers, our staff and our shareholders. I urge them all to extend to him the same level of support and confidence that has been shown to me during the past 40 years.”

On March 27, 2007, Mr. Goldrick, along with twenty-one other employees with twenty years or more of consecutive service to the Bank, were offered a Voluntary Exit Window package that included special termination benefits including a lump sum cash incentive payment of up to 105% of annual base salary, and access to continued group health benefits for a limited period following termination.  Eligible employees have until May 31, 2007 to accept or decline the package. Mr. Goldrick noted at today’s meeting that he expects to participate in this program and retire on June 29, 2007 under the terms of the plan. Mr. Goldrick will continue to serve as Chairman of the Board of the Company and the Bank.

State Bank of Long Island is the largest independent commercial bank headquartered on Long Island. In addition to its 16 branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp. and also maintains a lending facility in Jericho. State Bank has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. The Company maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.